Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Turtle Beach Corporation

White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-225106) and Form S-8 (No. 333-193982, No. 333-230691 and No. 333-233179) of Turtle Beach Corporation of our reports dated March 29, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of Turtle Beach Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

New York, New York

March 29, 2023